UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   August 1, 2007

CTS CORPORATION
(Exact Name of Registrant as Specified in Charter)

Indiana	001-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification Nos.)

905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

   Registrant’s Telephone Number, Including Area Code:          (574) 523-3800

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Current Report on Form 8-K filed by CTS Corporation, an Indiana corporation (the “Company”), on June 15, 2007 with the Securities and Exchange Commission, the Board of Directors of the Company (the “Board”) reported that it intended to grant Vinod M. Khilnani, the newly elected President and Chief Executive Officer of the Company, 25,000 performance-based restricted stock units under the CTS Corporation 2004 Omnibus Long-term Incentive Plan, but that the performance criteria and other terms of the award had not been finalized.  The Company also reported in a subsequent Current Report on Form 8-K filed on July 5, 2007 that the Board continued to finalize the terms of the performance-based award.

On August 1, 2007, the terms of a Performance Share Agreement by and between the Company and Mr. Khilnani that confirms the performance-based award were finalized.  Pursuant to the terms of the Performance Share Agreement, Mr. Khilnani may earn up to an aggregate of 25,000 Performance Shares (the “Award”) over the course of three separate performance periods, commencing July 2, 2007, July 2, 2008, and July 2, 2009, respectively, and ending on July 1, 2010, July 1, 2011, and July 1, 2012, respectively.

The performance criteria for the Award are Relative Total Stockholder Return goals established by the Company’s Compensation Committee, which goals are based on the Company’s Total Stockholder Return relative to the Total Stockholder Return of a benchmark peer group during each separate performance period.  “Total Stockholder Return” is defined as the appreciation in the price of a share of common stock, plus reinvested dividends (including dividends paid in cash or other property), over a specified period of time.  The benchmark peer group is subject to adjustment during the performance periods as provided in the Performance Share Agreement.  The Award is subject to accelerated vesting in the event of Mr. Khilnani’s death or disability, change of ownership or control of the Company, or a sale of a substantial portion of the Company’s assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        CTS CORPORATION

                                             /s/ Richard G. Cutter III
          By:  Richard G. Cutter III
                  Vice President, General Counsel
                  and Secretary

Date:  August 3, 2007